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                                                                    EXHIBIT 4.28

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                            STOCKHOLDERS' AGREEMENT

                                 BY AND AMONG

                                 WAM!NET INC.

                            SILICON GRAPHICS, INC.

                                      AND

                              MCI WORLDCOM, INC.

                        ______________________________

                           Dated as of March 4, 1999


                        ______________________________

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                            STOCKHOLDERS' AGREEMENT

     Stockholders' Agreement, dated as of March 4, 1999, by and among Silicon Graphics, Inc., a Delaware corporation ("SGI"); MCI WORLDCOM, Inc., a Georgia corporation ("MCI WCOM" and, together with SGI, the "Investors"); and WAM!NET INC., a Minnesota corporation (the "Company").

                             W I T N E S S E T H:
                             - - - - - - - - - -

     WHEREAS, MCI WCOM is the owner of 115,206 shares of the Company's 1999 Class A Preferred Stock, par value $10.00 per share (the "Class A Preferred Stock"), in addition to certain warrants to purchase, and other securities convertible into and exchangeable for, the Company's common stock, par value $0.01 per share (the "Common Stock");

     WHEREAS, SGI has, pursuant to the terms of a Preferred Stock Purchase Agreement, dated as of March 3, 1999, between the Company and SGI, agreed to purchase (i) 5,710,425 shares of the Company's Class B Convertible Preferred Stock, par value $0.01 per share (the "Class B Preferred Stock") and (ii) 878,527 shares of the Company's Class C Convertible Preferred Stock, par value $0.01 per share (the "Class C Preferred Stock");

     WHEREAS, MCI WCOM has, immediately prior to the issuance of the Class B Preferred Stock and the Class C Preferred Stock, pursuant to the terms of a Subordinated Unsecured Convertible Note, dated as of January 13, 1999, issued by the Company to MCI
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WCOM in a principal amount of up to $25.0 million, due August 28, 1999 (the "MCI
WCOM Note"), converted all of the amounts outstanding thereunder into 2,196,317 shares of the Company's Class D Convertible Preferred Stock, par value $0.01 per share (the "Class D Preferred Stock");

     WHEREAS, the Class B Preferred Stock, the Class C Preferred Stock and the Class D Preferred Stock are convertible into shares of Common Stock (the "Conversion Shares" and, together with the Class A Preferred Stock, the Class B Preferred Stock, the Class C Preferred Stock and the Class D Preferred Stock, the "Subject Securities");

     WHEREAS, the Investors and the Company desire to promote their mutual interests by agreeing to certain matters relating to, among other things, the operations of the Company and the disposition and voting of the Subject Securities;

     NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties hereby agree as follows:

     1.  LEGENDS.  The certificates evidencing the Subject Securities will bear
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the following legend reflecting the restrictions on the sale, transfer, pledge or other disposition or encumbrance (each a "Transfer") of such securities contained herein and in the Securities Act of 1933, as amended (the "Securities Act"):

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     "The securities evidenced hereby are subject to the terms of that certain Stockholders Agreement, dated as of March 4, 1999, by and among the Company, Silicon Graphics, Inc. and MCI WORLDCOM, Inc., including certain restrictions on transfer. A copy of this Agreement has been filed with the Secretary of the Company and is available upon request. The securities evidenced hereby have not been registered under the Securities Act of 1933, as amended (the "Act") and may not be resold, transferred or otherwise disposed of other than in a transaction exempt from, or not subject to, the registration requirements of the Act or pursuant to an effective registration statement thereunder."

     2.  TRANSFER OF SUBJECT SECURITIES.
         ------------------------------

     (a) Resale of Subject Securities.  No Investor shall Transfer any Subject
         ----------------------------
Securities other than in accordance with the provisions of this Section 2. Any Transfer or purported Transfer made in violation of this Section 2 shall be null and void and of no effect.

     (b) Co-Sale Rights.  (i)  In the event any Investor intends to Transfer any
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Subject Securities (other than (A) the Class A Preferred Stock and (B) to any of its "affiliates" (as defined in the Securities Act) or to the Company), such Investor (the "Selling Investor") shall notify the other Investor (the "Tag-

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Along Investor") in writing, of such proposed Transfer, its terms and conditions and the proposed purchaser (the "Purchaser"). Within twenty (20) business days of the date of such notice, the Tag-Along Investor shall notify the Selling Investor if it elects to participate in such Transfer. If the Tag-Along
Investor fails to notify the Selling Investor within such twenty (20) business day period, it shall be deemed to have waived its rights under this Section
2(b). Upon notification by the Tag-Along Investor to the Selling Investor, the Tag-Along Investor shall have the right to sell, at the same price and on the same terms and conditions as the Selling Investor, an amount of Subject Securities equal to the amount of Subject Securities the Purchaser actually proposes to purchase, multiplied by a fraction, the numerator of which shall be the amount of Subject Securities issued and owned by such Tag-Along Investor, and the denominator of which shall be the aggregate amount of Subject Securities issued and owned by the Selling Investor and the Tag-Along Investor. As used herein, the term "amount of Subject Securities" shall mean the sum of (Y) all Common Stock proposed to be purchased by the Purchaser or owned by an Investor, as the case may be, plus (Z) all Common Stock issuable upon the conversion and exercise in full of the Subject Securities proposed to be purchased by the Purchaser or owned by an Investor, as the case may be, that are convertible into or exchangeable for Common Stock.

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     (ii)  Notwithstanding anything contained in this Section 2(b), in the event that all or a portion of the purchase price consists of securities, and the sale of such securities to the Tag-Along Investor would require either registration under the Securities Act or the preparation of a disclosure document pursuant to Regulation D under the Securities Act (or any successor regulation) or a similar provision of any state securities law, and no such registration is otherwise being effected and no such disclosure document is otherwise being prepared, then, at the option of the Selling Investor, the Tag-Along Investor may receive, in lieu of such securities, the fair market value of such securities in cash, as determined in good faith by the Board.

     (c) Securities Act.  The Investors understand and acknowledge that the
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Subject Securities have not been registered under the Securities Act and that they may not be Transferred other than in a transaction exempt from, or not subject to, the registration requirements of the Securities Act or pursuant to an effective registration statement thereunder.

     3.  [INTENTIONALLY OMITTED].

     4.  BOARD OF DIRECTORS.  Throughout the term of this Agreement, the
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Investors and the Company shall take all action within their respective power
(including, without limitation, the voting of all shares of capital stock of the Company owned by an Investor) to cause the Board of Directors of the Company to be

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constituted in accordance with the Company's "Statement of Rights and
Preferences of Class A Preferred Shares" and "Statement of Rights and Preferences of Class B Preferred Shares."

     5.  TERMINATION.  The Agreement shall terminate on the earliest to occur of
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(a) the issuance of shares of Common Stock to the public in an underwritten offering pursuant to a registration statement filed under the Securities Act covering the offer and sale of Common Stock in which the net proceeds to the Company exceed $20,000,000 and the Class B, C and D Preferred Stock have been converted into Conversion Shares pursuant to the mandatory conversion provisions thereof or (b) the date on which the Investors and the Company shall have agreed in writing to terminate this Agreement.

     6.  WAIVER.  MCI WCOM hereby consents to and approves the issuance of the
         ------
Class B Preferred Stock and the Class C Preferred Stock to SGI and the transactions and other agreements contemplated thereby and agrees to the waiver of its rights pursuant to Section 5.03 of the Subordinated Unsecured Convertible Note and Warrant Purchase Agreement, by and between the Company and MCI WCOM, dated January 13, 1999 (the "Note Agreement").

     7.  AFFILIATE TRANSACTIONS.  The terms of any material agreement,
         ----------------------
arrangement or understanding between the Company and MCI WCOM pursuant to Sections 5.01 and 5.02 of the Note Agreement shall be approved by a majority of the "Disinterested Directors"

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of the Company (as such term is defined in the Indenture, dated as of March 5,
1998, relating to the Company's 13.25% Senior Discount Notes due 2005), subject to the provisions of Article V of the Note Agreement.

     8.  MISCELLANEOUS.
         -------------

     (a) Amendments, Waivers and Consents. No provision in this Agreement may be
         --------------------------------
altered or amended, and compliance with any covenant or provision set forth herein may not be omitted or waived, except by an instrument in writing duly executed by the Investors and the Company. Any waiver or consent may be given subject to satisfaction of conditions stated therein and any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     (b) Notices. All notices required or permitted by this Agreement shall be
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in writing, and shall be hand delivered, sent by facsimile or nationally recognized overnight delivery service, addressed as follows:

     (i)  If to SGI:

          Silicon Graphics, Inc.
          2011 N. Shoreline Blvd.
          Mountain View, CA  94043-1389
          Attention: William M. Kelly,
          Senior Vice President, Corporate Operations
          Telephone: 650-932-0488
          Facsimile: 650-932-0908

     with a copy to:

          Testa, Hurwitz & Thibeault, LLP
          High Street Tower, 125 High Street

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          Boston, MA  02110
          Attention: William B. Asher, Jr.
          Telephone:  617-248-7518
          Facsimile:  617-248-7100

     (ii) If to MCI WCOM:

          MCI WORLDCOM, Inc.
          1801 Pennsylvania Avenue, NW
          Washington, D.C.  20006-3606
          Attention: Susan Mayer, Senior Vice President
          Telephone: 202-887-2202
          Facsimile: 202-887-3226

     with a copy to:

          MCI WORLDCOM, Inc.
          1801 Pennsylvania Avenue, NW
          Washington, D.C.  20006-3606
          Attention: Michael Salsbury, General Counsel
          Telephone: 202-887-3373
          Facsimile: 202-887-3353

     (iii)  If to the Company:

          WAM!NET INC.
          6100 West 110th Street
          Minneapolis, MN 55438
          Attention: Edward J. Driscoll, III, President
          Telephone: 612-886-5100
          Facsimile: 612-887-2165

     with a copy to:

          Willkie Farr & Gallagher

          787 Seventh Avenue
          New York, NY  10019-6099
          Attention: Daniel D. Rubino
          Telephone: 212-728-8000
          Facsimile: 212-728-8111

or to such other person or address as a party shall specify by notice in writing to the other party. All such notices and other communications shall be effective when received.

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     (c) Binding Effect; Assignment. This Agreement shall be binding upon and
         --------------------------
inure to the benefit of the Company and the Investors. No assignment of rights or delegation of duties arising under this Agreement may be made by any party hereto without the prior written consent of the other party.

     (d) Third-Party Beneficiaries. This Agreement is for the sole benefit of
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the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

     (e) Entire Agreement. This Agreement constitutes the entire agreement
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between the parties hereto with respect to the subject matter contained herein and supersedes all other prior understandings or agreements, both written and oral, between the parties with respect to the matters contained herein.

     (f) Severability. The provisions of this Agreement are severable and, in
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the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; but this Agreement shall be

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reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

     (g) Governing Law. This Agreement shall be governed by, and construed in
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accordance with, the law of the State of Minnesota without regard to its principles of conflicts of laws.

     (h) Headings. Article, Section and sub-Section headings in this Agreement
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are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

     (i) Counterparts. This Agreement may be executed in any number of
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counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart by original or facsimile signature.

     (j) Expenses. Each party shall pay the fees and expenses of its respective
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counsel, accountants and other experts (including any broker, finder, advisor or intermediary), and shall pay all other expenses incurred by it in connection with the negotiation,

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preparation and execution of this Agreement and the consummation of the transactions contemplated hereby.

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     IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year first above written.

WAM!NET INC.

     /s/ Allen L. Witters
_________________________________
By:  Allen L. Witters

Its: Chief Technology Officer


MCI WORLDCOM, INC.

     /s/ Susan Mayer
_________________________________
By:  Susan Mayer

Its: Senior Vice President

SILICON GRAPHICS, INC.

     /s/ William M. Kelly
_________________________________
By:  William M. Kelly

Its: Senior Vice President

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